Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Charles N. Funk	James M. Cantrell	Steven Carr
President & CEO	Sr.VP & Interim CFO	Dresner Corporate Services
319.356.5800	319.356.5864	312.726.3600

MIDWEST*ONE* FINANCIAL GROUP, INC. REPORTS COMMERCIAL LOAN CREDIT IMPAIRMENT

Iowa City, Iowa, December 18, 2017 - MidWest*One* Financial Group, Inc. (NASDAQ - MOFG) today reported that it has identified an additional $7.3 million of credit impairment related to a loan made to one of its commercial borrowers based on new information received about the financial status of the borrower in the fourth quarter. Prior to the fourth quarter of 2017, this loan had been classified as substandard and had a specific allowance for loan losses related to it of $1.9 million. Mainly due to this fourth quarter credit impairment, the Company expects to record a loan loss provision in the fourth quarter in the range of $10.3 million to $10.8 million.

Charles N. Funk, the Company's CEO, said "For the past three years, we have been dealing with a large commercial loan that has encountered operating problems. Based on the new information about this borrower and the status of its operations, it became necessary to provide additional reserves against this loan. We believe that the remaining balance of the loan is supported by a combination of collateral and allocated reserves and we do not expect any impact on future earnings related to this credit. We anticipate and expect a return to better asset quality metrics in 2018."

About MidWest*One* Financial Group, Inc.

MidWest*One* Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWest*One* Financial is the parent company of MidWest*One* Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWest*One* provides electronic delivery of financial services through its website, MidWest*One*.com. MidWest*One* Financial trades on the NASDAQ Global Select Market under the symbol MOFG.

Cautionary Note Regarding Forward-Looking Statements

This release contains certain "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are "forward-looking" and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "should," "could," "would," "plans," "goals," "intend," "project," "estimate," "forecast," "may" or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses

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2 1404730.v3 and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III Rules) and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) cyber-attacks; and (21) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.